Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Nephros, Inc.

South Orange, New Jersey

We hereby consent to the incorporation by reference in the Registration Statements of Nephros, Inc. on Form S-8 (Nos 333-127264; 333-148236; 333-188592; 333-205167; 333-223849; 333-232707 and 333-238563) and on Form S-3 (Nos 333-225109; 333-232708 and 333-234528), of our report dated March 1, 2021, relating to the consolidated financial statements of Nephros, Inc. and Subsidiaries, as of and for the years ended December 31, 2020 and 2019, which appears in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Moody, Famiglietti & Andronico, LLP

Tewksbury, Massachusetts
March 1, 2021